UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

December 28, 2006

Date of Report (Date of earliest event reported)

LENNAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Northwest 107th Avenue, Miami, Florida 33172

(Address of principal executive offices) (Zip Code)

(305) 559-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 28, 2006, Lennar Corporation (the “Company”) and LNR Property Corporation (“LNR”) reached an agreement to admit a new partner into their LandSource Communities Development LLC (“LandSource”) joint venture. The new partner is MW Housing Partners, which is co-managed by MacFarlane Partners and includes the California Public Employees’ Retirement System. The MW Housing venture will contribute cash and property with a combined value of approximately $900 million in exchange for a 62% interest in LandSource. The property, which is part of an existing land bank relationship between MW Housing Partners and the Company is being contributed at today’s fair market value. The Company will continue to have options to purchase those homesites at the market price at the time of the exercise. Both the Company and LNR will retain options and rights of first offer to purchase property currently owned by LandSource. The transaction will result in a distribution of approximately $660 million each to the Company and LNR. The Company will retain an approximate 19% interest in LandSource. The Company issued a press release on January 2, 2007 announcing this transaction, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description of Document
99.1	Press Release issued by Lennar Corporation on January 2, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2007	Lennar Corporation

	By:	/s/ Bruce E. Gross
	Name:	Bruce E. Gross
	Title:	Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description of Document
99.1	Press Release issued by Lennar Corporation on January 2, 2007.